Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS THIRD-QUARTER 2019 FINANCIAL RESULTS

–	Inline 3Q results include net sales and EPS at the higher end of guidance

–	3Q net sales of $1.87 billion increased 1%

–	3Q global Champion sales increased 25% as reported, up 29% domestically, excluding the mass channel

–	3Q GAAP EPS of $0.51 increased 9% and adjusted EPS of $0.54 increased 4%

–	3Q operating cash flow of more than $300 million increased 47%; debt leverage reduced significantly with year-over-year net debt reduced by $470 million

–	Updated 2019 full-year guidance includes increased midpoint for net sales and EPS

WINSTON-SALEM, N.C. (Oct. 31, 2019) – HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced inline third-quarter 2019 results, significant net debt reduction, and increased midpoint guidance for full-year 2019 net sales and diluted earnings per share. Quarter results included growth for net sales, operating profit and EPS.

For the quarter ended Sept. 28, 2019, net sales increased 1% to $1.87 billion as reported and increased 2% in constant currency. International sales growth of 7% as reported and 11% in constant currency exceeded expectations with growth in both activewear and innerwear. Global sales of Champion activewear and innerwear increased 25% as reported and increased 26% in constant currency, both excluding the U.S. mass channel.

Third-quarter GAAP operating profit increased 5% to $270 million, while adjusted operating profit increased 1% to $280 million. GAAP diluted earnings per share of $0.51 increased 9%, and adjusted EPS of $0.54 increased 4%. (See the Note on Adjusted Measures and Reconciliation to GAAP Measures section later in this news release for additional discussion and details.)

“We are proud to have met or exceeded our financial guidance for each of the first three quarters of the year, and we have now raised the midpoint of 2019 guidance for net sales and EPS,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We have a strong diversified business model across geographies and product segments. Our International businesses are outperforming, global Champion growth continues, we are thriving in the consumer-direct channels, and we are charting a path back to growth for our U.S. Innerwear businesses through innovation and brand investment. We are driving significant operating cash flow growth, which was up approximately $100 million in the quarter, and we have reduced our net debt by nearly a half-billion dollars since a year ago at this time. Our long-term outlook is strong.”

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 2

Callouts for Financial Results and Outlook

Third-Quarter Results Include Strong Net Sales and EPS Performance. Performance for all measures in the third quarter were in line with company guidance, with net sales and EPS toward the higher end of guidance. Company guidance for the third quarter were net sales of $1.84 billion to $1.875 billion ($1.87 billion actual); GAAP operating profit of $264 million to $274 million ($270 million actual), with adjusted operating profit of $276 million to $286 million ($280 million actual); and GAAP EPS of $0.49 to $0.52 ($0.51 actual), with adjusted EPS of $0.52 to $0.55 ($0.54 actual).

Global Champion Constant-Currency Sales Increased 26% in the Third Quarter. Champion achieved its ninth consecutive quarter of strong double-digit global sales growth in constant currency, excluding the U.S. mass channel. The growth was broad-based by geography, by product segment and by channel. Domestic Champion sales increased 29%, and international Champion sales increased 24%, with double-digit gains in Europe, Asia, and Australia. Sales also increased by double-digits in the activewear and innerwear product segments. For the year, Champion constant-currency sales have increased by approximately $470 million in just the first three quarters versus full-year 2018 growth of approximately $360 million.

In the third quarter, the company also entered an agreement to add a distribution partner for Champion in South Korea. The company had previously announced the addition of a second distribution partner in China. Combined, the new distribution partners are expected to nearly double the number of Champion branded stores in China and Korea to more than 200 by the end of 2020.

Double-Digit Growth for Domestic and International Consumer-Directed Sales. Global consumer-directed sales, consisting of company-owned or brand retail stores and all online channel sales, increased 10% on a reported basis in the third quarter, representing 23% of total sales. On a constant-currency basis, consumer-directed sales increased 13%, up double-digits both domestically and internationally.

Third-Quarter Operating Cash Flow Increases Significantly, Debt Leverage Decreases Significantly. Cash flow from operations of $302 million in the third quarter increased $96 million, or 47%, versus last year. Year-to-date operating cash flow of $245 million is more than $100 million higher than the same period last year.

The company reduced net debt at the end of the third quarter by approximately $250 million compared with the end of the second quarter. Compared with the end of the third quarter a year ago, net debt has been reduced by $470 million. The company’s leverage at the end of the quarter was 3.3 times net debt to adjusted EBITDA. The company expects to further reduce leverage to 2.9 times by the end of the year, in line with the company’s preferred net debt range over time.

Third-Quarter Business Segment Summaries

International Segment Sales Increase 7% Despite Currency Pressure. International segment sales increased a stronger-than-expected 7% as reported and 11% in constant currency as sales for both activewear and innerwear increased. Operating profit increased 8% as reported and 10% in constant currency.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 3

The segment, which is now the company’s largest, had an operating margin of 16.2%, the fifth consecutive quarter of margins above the company average.

In addition to double-digit Champion activewear growth in Europe, Asia and Australia, the segment’s innerwear sales increased across multiple brands in Australia, Germany, the United Kingdom, Mexico, and Canada, among others.

Innerwear Segment Innovation Focus Continues, but Sales Affected by Softer-than-Expected Retail Traffic Trends and Prior Retailer Bankruptcies. U.S. Innerwear segment net sales decreased 3.5% in the third quarter, while operating profit decreased 8%.

Segment sales of $578 million were modestly below company expectations, primarily as a result of a softer-than-expected back-to-school retail environment affecting Innerwear basics replenishment. Innerwear intimates sales were in line with company expectations.

Innovation continues to perform well in the segment. In basics, expansion of Comfort Flex Fit and X-Temp products continues. In intimates, shapewear sales increased for the fifth consecutive quarter, and new innovation introduced in bras, including EasyLight lightweight products, are succeeding as expected.

Activewear Segment Profit Increases on Champion Growth, Remixing Efforts. U.S. Activewear segment third-quarter net sales decreased 1% and operating profit increased 4%.

Outside the mass channel, Champion activewear sales increased 18%. At mass, a slight increase in C9 by Champion sales was better than an expected decrease due to continued strong sell-through.

For the non-Champion portion of the segment, the company continues to focus on remixing to branded products to drive improving segment margins. The sales decline in this portion of the segment was a result of the previously disclosed exit of commodity programs in the mass channel and softer industry demand trends across the printwear channel of trade.

The segment’s operating margin increased 90 basis points to 17.8% in the quarter despite higher growth investment. Driving margin growth were improved Champion profitability, benefits of remixing to branded products, and the benefit of pricing.

2019 Financial Guidance

Hanes has updated full-year financial guidance for 2019, including effectively raising the midpoint of the guidance ranges for net sales and EPS and tightening the high end of the range for operating profit.

The company expects 2019 net sales of $6.935 billion to $6.985 billion, GAAP operating profit of $900 million to $925 million, adjusted operating profit of $955 million to $980 million, GAAP EPS of $1.61 to $1.67, adjusted EPS of $1.74 to $1.80, and net cash from operations of $700 million to $800 million.

Prior guidance for the updated ranges were net sales of $6.885 billion to $6.985 billion; GAAP operating profit of $900 million to $930 million and adjusted operating profit of $955 million to $985 million; and GAAP EPS of $1.59 to $1.67 and adjusted EPS of $1.72 to $1.80.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 4

At the midpoint, the updated 2019 guidance versus 2018 results represents net sales growth of more than 2%; GAAP and adjusted operating profit growth of 5% and 2%, respectively; GAAP and adjusted EPS growth of 8% and 4%, respectively; and operating cash flow growth of 17%.

For the fourth quarter, net sales are expected to be in the range of $1.719 billion to $1.769 billion. GAAP operating profit is expected to be $248 million to $273 million, and adjusted operating profit is expected to be $259 million to $284 million. GAAP EPS is expected to be $0.46 to $0.52, and adjusted EPS is expected to be $0.48 to $0.54.

Guidance Assumptions. Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar retail market, including the effect of door closures; continued progress in U.S. Innerwear revitalization initiatives; price increases; negative effects of currency exchange rates; and increased marketing investment to support brand plans.

Organic sales in constant currency for 2019 are expected to approach 4% growth at the midpoint of full-year guidance and are expected to be comparable to a year ago in the fourth quarter at the midpoint of guidance. Adverse foreign currency exchange rates are now expected to reduce net sales as reported by approximately $123 million for the full year, up $8 million from previous guidance. For the fourth quarter, foreign currency exchange rates are expected to reduce sales by approximately $20 million compared with last year. For operating profit, adverse foreign currency exchange rates are expected to reduce full-year results as reported by approximately $17 million compared with last year. The company expects increased investment of more than $30 million for the year to support brand-building and growth versus last year.

Segment Guidance. At the midpoint of full-year guidance, International segment net sales are expected to increase more than 7%, and constant-currency organic sales growth is expected to approach 12%. Growth drivers are expected to be Champion sales growth in Europe, Asia and Australia, as well as innerwear growth in Asia, Australia and the Americas, including the Hanes and Bonds brands. For the fourth quarter, International segment net sales on a reported basis are expected to increase approximately 4% and approximately 7% on a constant-currency basis.

U.S. Innerwear net sales at the midpoint of guidance for the full year are expected to decrease 2.5% to 3%, while fourth-quarter net sales are expected to decline approximately 2%, trending sequentially better than the third quarter.

U.S. Activewear net sales at the midpoint of 2019 guidance are expected to increase approximately 3.5%, including mid-30% growth for Champion sales outside of the mass channel, a decline of approximately 7% for the Champion mass business, and a decline in the remainder of the Activewear segment as the company focuses on higher-margin products and navigates softer second-half industry demand trends in the printwear channel. The company expects margin expansion for the Activewear segment for the year. For the fourth quarter, U.S. Activewear sales are expected to decline approximately 7% with high-teens growth for Champion outside of mass to be more than offset by declines in Champion at mass and the remainder of Activewear.

Additional Guidance. The midpoint of 2019 guidance implies an adjusted operating profit margin consistent year over year.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 5

GAAP operating profit in 2019 is expected to reflect approximately $55 million in pretax charges related to acquisition integration and other supply chain actions, with approximately $11 million expected in the fourth quarter. Approximately $20 million of the full-year charges are expected to be noncash. The charges reflect the completion of all outstanding acquisition integrations as well as Western Hemisphere supply chain realignment that includes speed-to-market initiatives that are part of the revitalization strategy for U.S. Innerwear.

Hanes expects interest expense and other expenses to be approximately $213 million combined, a reduction of approximately $11 million from previous guidance as a result of lower interest expense and lower net debt. The company expects interest expense and other expenses of approximately $51 million combined in the fourth quarter.

The company expects capital expenditure investment of approximately $90 million to $100 million. A pension contribution of $26 million made in the first quarter is reflected in operating cash flow guidance.

The company’s priority for use of excess operating cash flow is to pay down debt. The company’s debt leverage on a net-debt-to-adjusted-EBITDA basis is expected to be 2.9 times at year end. Through the third quarter, the company generated $245 million in cash flow from operations.

The company expects an annual effective tax rate of approximately 14% and slightly less than 366 million shares outstanding for both the fourth quarter and full year.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non-GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit and margin, adjusted SG&A, adjusted gross profit and margin, EBITDA, adjusted EBITDA, and the ratio of net debt to adjusted EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2018 primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions taken and expected to be taken in 2019 primarily represent supply chain network changes and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges related to the integration of recently acquired businesses.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 6

While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

Hanes has chosen to present these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA, adjusted EBITDA, the ratio of net debt to adjusted EBITDA and free cash flow to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Net debt is defined as total debt less cash and cash equivalents. Free cash flow is defined as net cash from operating activities less capital expenditures. These metrics are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses the ratio of net debt to adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. These metrics should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed compared to prior-year reporting periods excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Organic net sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 7

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this release.

Webcast Conference Call

Hanes will host an Internet webcast of its third-quarter investor conference call at 8:30 a.m. EDT today, Oct. 31, 2019. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EST Nov. 7, 2019. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 5482317.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding Champion brand growth, our revitalization strategy for U.S. Innerwear, our outlook for cash flow growth and reduced leverage, and statements following the heading 2019 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects in order to achieve the desired results; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to realize all of the anticipated benefits of acquisitions; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports Third-Quarter 2019 Financial Results – Page 8

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

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TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income and Supplemental Financial Information

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Nine Months Ended
	September 28, 2019	September 29, 2018	% Change	September 28, 2019	September 29, 2018	% Change
Net sales	$1,866,967	$1,848,707	1.0%	$5,215,918	$5,035,654	3.6%
Cost of sales	1,154,629	1,136,040		3,208,025	3,084,110

Gross profit	712,338	712,667	0.0%	2,007,893	1,951,544	2.9%
As a % of net sales	38.2%	38.5%		38.5%	38.8%
Selling, general and administrative expenses	442,582	455,778		1,356,082	1,328,534
As a % of net sales	23.7%	24.7%		26.0%	26.4%

Operating profit	269,756	256,889	5.0%	651,811	623,010	4.6%
As a % of net sales	14.4%	13.9%		12.5%	12.4%
Other expenses	8,066	7,285		23,766	19,616
Interest expense, net	43,091	52,795		137,672	146,988

Income before income tax expense	218,599	196,809		490,373	456,406
Income tax expense	30,823	25,388		69,143	64,943

Net income	$187,776	$171,421	9.5%	$421,230	$391,463	7.6%

Earnings per share:
Basic	$0.51	$0.47		$1.16	$1.08
Diluted	$0.51	$0.47		$1.15	$1.07

Weighted average shares outstanding:
Basic	364,743	363,510		364,650	363,338
Diluted	365,597	364,638		365,478	364,527

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and nine months ended September 28, 2019 and a comparison to prior year:

	Quarter Ended September 28, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended September 29, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,866,967	$(23,430)	$1,890,397	$1,848,707	1.0%	2.3%
Gross profit	712,338	(12,474)	724,812	712,667	0.0%	1.7%
Operating profit	269,756	(2,705)	272,461	256,889	5.0%	6.1%
Diluted earnings per share	$0.51	$(0.01)	$0.52	$0.47	8.5%	10.6%

As adjusted:[2]
Net sales	$1,866,967	$(23,430)	$1,890,397	$1,848,707	1.0%	2.3%
Gross profit	721,762	(12,474)	734,236	724,427	(0.4)%	1.4%
Operating profit	279,693	(2,705)	282,398	277,621	0.7%	1.7%
Diluted earnings per share	$0.54	(0.01)	$0.55	$0.52	3.8%	5.8%

	Nine Months Ended September 28, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Nine Months Ended September 29, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$5,215,918	$(103,087)	$5,319,005	$5,035,654	3.6%	5.6%
Gross profit	2,007,893	(54,149)	2,062,042	1,951,544	2.9%	5.7%
Operating profit	651,811	(13,030)	664,841	623,010	4.6%	6.7%
Diluted earnings per share	$1.15	$(0.03)	$1.18	$1.07	7.5%	10.3%

As adjusted:[2]
Net sales	$5,215,918	$(103,087)	$5,319,005	$5,035,654	3.6%	5.6%
Gross profit	2,047,607	(54,149)	2,101,756	1,985,140	3.1%	5.9%
Operating profit	695,730	(13,030)	708,760	688,524	1.0%	2.9%
Diluted earnings per share	$1.26	$(0.03)	$1.29	$1.23	2.4%	4.9%

[1]

Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results. This calculation excludes entities acquired within the past twelve months.

[2]	See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(in thousands)

(Unaudited)

	Quarter Ended			Nine Months Ended
	September 28, 2019	September 29, 2018	% Change	September 28, 2019	September 29, 2018	% Change
Segment net sales:
Innerwear	$578,453	$599,726	(3.5)%	$1,733,002	$1,785,498	(2.9)%
Activewear	548,117	554,953	(1.2)	1,401,734	1,306,863	7.3
International	663,525	619,435	7.1	1,878,568	1,735,184	8.3
Other	76,872	74,593	3.1	202,614	208,109	(2.6)

Total net sales	$1,866,967	$1,848,707	1.0%	$5,215,918	$5,035,654	3.6%

Segment operating profit:
Innerwear	$121,467	$132,244	(8.1)%	$375,623	$392,792	(4.4)%
Activewear	97,314	93,605	4.0	209,686	189,400	10.7
International	107,168	99,624	7.6	280,944	253,243	10.9
Other	9,643	8,400	14.8	16,429	18,187	(9.7)
General corporate expenses/other	(55,899)	(56,252)	(0.6)	(186,952)	(165,098)	13.2
Acquisition, integration and other action-related charges	(9,937)	(20,732)	(52.1)	(43,919)	(65,514)	(33.0)

Total operating profit	$269,756	$256,889	5.0%	$651,811	$623,010	4.6%

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and nine months ended September 28, 2019 and a comparison to prior year:

	Quarter Ended September 28, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$578,453	$—	$—	$578,453	(3.5)%
Activewear	548,117	—	—	548,117	(1.2)
International	663,525	—	(23,430)	686,955	10.9
Other	76,872	—	—	76,872	3.1

Total	$1,866,967	$—	$(23,430)	$1,890,397	2.3%

	Nine Months Ended September 28, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$1,733,002	$—	$—	$1,733,002	(2.9)%
Activewear	1,401,734	—	—	1,401,734	7.3
International	1,878,568	17,515	(103,087)	1,964,140	13.2
Other	202,614	—	—	202,614	(2.6)

Total	$5,215,918	$17,515	$(103,087)	$5,301,490	5.3%

[1]	Net sales derived from businesses acquired within the past twelve months.
[2]

Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

On a constant currency basis, global Champion sales outside the mass channel increased 26% in the third quarter of 2019 compared to the third quarter of 2018. Including the unfavorable foreign currency impact of $3.6 million, global Champion revenue outside the mass channel increased 25% in the quarter.

On a constant currency basis, consumer-directed sales increased 13% in the third quarter of 2019 compared to the third quarter of 2018. Including the unfavorable foreign currency impact of $11 million, consumer-directed sales increased 10% in the quarter.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 28, 2019	December 29, 2018
Assets
Cash and cash equivalents	$317,024	$433,022
Trade accounts receivable, net	1,033,938	870,878
Inventories	2,108,281	2,054,458
Other current assets	166,727	159,231

Total current assets	3,625,970	3,517,589

Property, net	581,971	607,688
Right-of-use assets	475,037	—
Trademarks and other identifiable intangibles, net	1,493,969	1,555,381
Goodwill	1,223,216	1,241,727
Deferred tax assets	257,314	249,693
Other noncurrent assets	115,821	83,880

Total assets	$7,773,298	$7,255,958

Liabilities
Accounts payable	$997,069	$1,029,933
Accrued liabilities	589,992	553,901
Lease liabilities	145,055	—
Notes payable	4,275	5,824
Accounts Receivable Securitization Facility	208,604	161,608
Current portion of long-term debt	151,909	278,976

Total current liabilities	2,096,904	2,030,242

Long-term debt	3,467,591	3,534,183
Lease liabilities - noncurrent	364,083	—
Pension and postretirement benefits	348,674	378,972
Other noncurrent liabilities	265,804	342,278

Total liabilities	6,543,056	6,285,675

Stockholders’ equity
Preferred stock	—	—
Common stock	3,616	3,613
Additional paid-in capital	310,327	284,877
Retained earnings	1,528,258	1,184,735
Accumulated other comprehensive loss	(611,959)	(502,942)

Total stockholders’ equity	1,230,242	970,283

Total liabilities and stockholders’ equity	$7,773,298	$7,255,958

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Operating Activities:
Net income	$187,776	$171,421	$421,230	$391,463
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	24,723	23,730	71,612	70,910
Amortization of acquisition intangibles	6,172	7,348	18,709	20,544
Other amortization	2,458	2,743	7,521	7,860
Amortization of debt issuance costs	2,263	2,324	7,021	6,951
Stock compensation expense	1,547	1,588	8,794	4,621
Deferred taxes	(1,079)	(4,166)	(3,661)	(3,451)
Other	(3,813)	6,705	8,737	(719)
Changes in assets and liabilities, net of acquisition of business:
Accounts receivable	(32,903)	(74,997)	(170,348)	(156,509)
Inventories	106,357	(34,219)	(72,096)	(278,962)
Other assets	(13,378)	48,315	(40,732)	42,122
Accounts payable	(19,668)	47,412	(11,969)	116,189
Accrued pension and postretirement benefits	3,960	2,598	(14,361)	(4,840)
Accrued liabilities and other	37,648	4,885	14,243	(74,890)

Net cash from operating activities	302,063	205,687	244,700	141,289

Investing Activities:
Capital expenditures	(21,665)	(22,832)	(79,950)	(63,472)
Proceeds from sales of assets	3,012	(61)	3,530	1,779
Acquisition of business, net of cash acquired[1]	(21,360)	—	(21,360)	(334,916)

Net cash from investing activities	(40,013)	(22,893)	(97,780)	(396,609)

Financing Activities:
Borrowings on notes payable	88,120	63,808	250,712	217,709
Repayments on notes payable	(88,381)	(64,215)	(252,084)	(217,987)
Borrowings on Accounts Receivable Securitization Facility	83,293	77,419	207,105	191,896
Repayments on Accounts Receivable Securitization Facility	(65,000)	(8,826)	(160,110)	(95,126)
Borrowings on Revolving Loan Facilities	981,777	816,000	2,584,277	2,841,860
Repayments on Revolving Loan Facilities	(1,163,092)	(990,500)	(2,585,592)	(2,488,500)
Repayments on Term Loan Facilities	(10,625)	(1,250)	(152,248)	(22,500)
Borrowings on International Debt	20,539	—	27,680	—
Repayments on International Debt	(13,483)	—	(41,424)	(1,105)
Cash dividends paid	(54,240)	(54,085)	(162,689)	(162,200)
Payments to amend and refinance credit facilities	(330)	(218)	(1,098)	(633)
Payment of contingent consideration	—	—	—	(3,540)
Taxes paid related to net shares settlement of equity awards	(366)	(1,593)	(1,523)	(5,778)
Other	393	159	1,378	486

Net cash from financing activities	(221,395)	(163,301)	(285,616)	254,582

Effect of changes in foreign exchange rates on cash	(3,274)	(19,297)	1,008	879

Change in cash, cash equivalents and restricted cash	37,381	196	(137,688)	141
Cash, cash equivalents and restricted cash at beginning of period	280,663	421,511	455,732	421,566

Cash, cash equivalents and restricted cash at end of period	318,044	421,707	318,044	421,707
Less restricted cash at end of period[1]	1,020	23,208	1,020	23,208

Cash and cash equivalents per balance sheet at end of period	$317,024	$398,499	$317,024	$398,499

[1]

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018, the Company acquired Bras N Things for a total purchase price of A$495 million (U.S.$389 million) which included an indemnification escrow of A$32 million (U.S.$25 million). During the third quarter of 2019, the Company paid A$31 million (U.S.$21 million) of the indemnification escrow related to the Bras N Things acquisition to the sellers. The remaining indemnification escrow is classified as restricted cash and is included in the “Other current assets” line of the Condensed Consolidated Balance Sheet at September 28, 2019.

TABLE 5

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Gross profit, as reported under GAAP	$712,338	$712,667	$2,007,893	$1,951,544
Acquisition, integration and other action-related charges	9,424	11,760	39,714	33,596

Gross profit, as adjusted	$721,762	$724,427	$2,047,607	$1,985,140

As a % of net sales	38.7%	39.2%	39.3%	39.4%
Selling, general and administrative expenses, as reported under GAAP	$442,582	$455,778	$1,356,082	$1,328,534
Acquisition, integration and other action-related charges	(513)	(8,972)	(4,205)	(31,918)

Selling, general and administrative expenses, as adjusted	$442,069	$446,806	$1,351,877	$1,296,616

As a % of net sales	23.7%	24.2%	25.9%	25.7%
Operating profit, as reported under GAAP	$269,756	$256,889	$651,811	$623,010
Acquisition, integration and other action-related charges included in gross profit	9,424	11,760	39,714	33,596
Acquisition, integration and other action-related charges included in SG&A	513	8,972	4,205	31,918

Operating profit, as adjusted	$279,693	$277,621	$695,730	$688,524

As a % of net sales	15.0%	15.0%	13.3%	13.7%
Net income, as reported under GAAP	$187,776	$171,421	$421,230	$391,463
Action and other related charges:
Acquisition, integration and other action-related charges included in gross profit	9,424	11,760	39,714	33,596
Acquisition, integration and other action-related charges included in SG&A	513	8,972	4,205	31,918
Debt refinance charges included in other expenses	—	—	—	(36)
Tax effect on actions	(1,402)	(3,089)	(6,193)	(9,946)

Net income, as adjusted	$196,311	$189,064	$458,956	$446,995

Diluted earnings per share, as reported under GAAP[1]	$0.51	$0.47	$1.15	$1.07
Action and other related charges	0.02	0.05	0.10	0.15

Diluted earnings per share, as adjusted	$0.54	$0.52	$1.26	$1.23

[1]	Results may not be additive due to rounding.

	Quarter Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Action and other related charges by category:
Supply chain actions	$9,424	$—	$39,714	$—
Hanes Europe Innerwear	—	7,076	—	24,107
Hanes Australasia	—	1,444	—	14,183
Other acquisitions and other action-related costs	513	12,212	4,205	27,224
Debt refinance charges	—	—	—	(36)
Tax effect on actions	(1,402)	(3,089)	(6,193)	(9,946)

Total action and other related charges	$8,535	$17,643	$37,726	$55,532

	Last Twelve Months
	September 28, 2019	September 29, 2018
EBITDA[1]:
Net income	$582,851	$6,852
Interest expense, net	185,359	191,239
Income tax expense	97,997	518,418
Depreciation and amortization	130,324	132,039

Total EBITDA	996,531	848,548
Total action and other related charges (excluding tax effect on actions)	58,603	182,079
Stock compensation expense	25,589	21,852

Total EBITDA, as adjusted	$1,080,723	$1,052,479

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$3,828,104	$4,369,779
Notes payable	4,275	14,051
(Less) Cash and cash equivalents	(317,024)	(398,499)

Net debt	$3,515,355	$3,985,331

Net debt/EBITDA, as adjusted	3.3	3.8

[1]	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarter Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Free Cash Flow:
Net cash from operating activities	$302,063	$205,687	$244,700	$141,289
Capital expenditures	(21,665)	(22,832)	(79,950)	(63,472)

Free Cash Flow	$280,398	$182,855	$164,750	$77,817

TABLE 6

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of GAAP Outlook to Adjusted Outlook1

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended	Year Ended
	December 28, 2019	December 28, 2019
Operating profit outlook, as calculated under GAAP	$248,000 to $273,000	$900,000 to $925,000
Acquisition, integration and other action-related charges	$11,000	$55,000

Operating profit outlook, as adjusted	$259,000 to $284,000	$955,000 to $980,000

Diluted earnings per share, as calculated under GAAP[2]	$0.46 to $0.52	$1.61 to $1.67
Acquisition, integration and other action-related charges	$0.02	$0.13

Diluted earnings per share, as adjusted	$0.48 to $0.54	$1.74 to $1.80

[1]

Hanesbrands is unable to reconcile projections for net debt to EBITDA, as adjusted, as of the end of the 2019 fiscal year without unreasonable efforts, because the company cannot predict, without unreasonable effort and otherwise to a reasonable degree of certainty, the exact amount of certain items that would impact this ratio, such as debt balances, revenue, tax rates, interest expense and stock compensation expense.

[2]	The company expects slightly less than 366 million diluted weighted average shares outstanding for the quarter and the year ended December 28, 2019.